FOR IMMEDIATE RELEASE

October 1, 2010

Contact:   Susan M. Jordan

     732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, October 1, 2010…..On October 1, 2010, the Board of Directors of Monmouth Real Estate Investment Corporation (NYSE:MNR) declared its quarterly cash dividend on the Company’s Common Stock of $0.15 per share payable December 15, 2010, to shareholders of record at the close of business on November 15, 2010.  The Company’s annual dividend rate on its Common Stock is $0.60 per share.

Also on October 1, 2010, the Board of Directors declared a dividend for the period commencing September 1, 2010 and ending November 30, 2010, of $0.4766 per share on the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock payable December 15, 2010, to shareholders of record at the close of business on November 15, 2010.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $1.90625 per share.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company’s portfolio consists of sixty-two industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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